UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              FORM U-13-60

                              ANNUAL REPORT

                             FOR THE PERIOD

     Beginning January 1, 2000          and Ending     December 31, 2000

                                 TO THE

                 U.S. SECURITIES AND EXCHANGE COMMISSION

                                   OF


                          ENTERGY SERVICES, INC.
   ___________________________________________________________________
                    (Exact Name of Reporting Company)


A       Subsidiary                                           Service Company
  ________________________________________________________
     ("Mutual " or "Subsidiary")


Date of Incorporation February 11, 1963  If not Incorporated,
                      __________________

Date of Organization

State or Sovereign Power under which Incorporated or Organized      Delaware


Location of Principal Offices of Reporting Company
639 Loyola Avenue, New Orleans, Louisiana


Name, title and address of officer to whom correspondence concerning this report should be addressed:


Mr. Nathan E. Langston            VP, Chief Accounting Officer
      (Name)                             (Title)

P.O. Box 61000, New Orleans, La. 70161
   (Address)

   Name of Principal Holding Company Whose Subsidiaries are served by
                           Reporting Company:

                           Entergy Corporation

                  INSTRUCTIONS FOR USE OF FORM U-13-60

1. Time of Filing
   Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2. Number of Copies
   Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report becomes necessary.

3. Period Covered by Report
   The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4. Report Format
   Reports  shall  be submitted on the forms prepared by  the  Commission.
   If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5. Money Amounts Displayed
   All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (Sec. 210.3-01 (b)).

6. Deficits Displayed
   Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes (Regulation S-X, Sec. 210.3-01(c)).

7. Major Amendments or Corrections
   Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8. Definitions
   Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9. Organization Chart
   The service company shall submit with each annual report a copy of its current organization chart.

10.Methods of Allocation
   The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11.Annual Statement of Compensation for Use of Capital Billed
   The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.


              LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS


                                                         Schedule or        Page
        Description of Schedules and Accounts           Account Number     Number
Comparative Balance Sheet                              Schedule I           5-6
Service Company Property                               Schedule II            7
Accumulated Provision for Depreciation and
   Amortization of Service Company Property            Schedule III           8
Investments                                            Schedule IV            9
Accounts Receivable from Associate Companies           Schedule V             9
Fuel Stock Expenses Undistributed                      Schedule VI           10
Stores Expense Undistributed                           Schedule VII          10
Miscellaneous Current and Accrued Assets               Schedule VIII         11
Miscellaneous Deferred Debits                          Schedule IX           11
Research, Development, or Demonstration Expenditures   Schedule X            11
Proprietary Capital                                    Schedule XI           12
Long-Term Debt                                         Schedule XII          13
Current and Accrued Liabilities                        Schedule XIII         14
Notes to Financial Statements                          Schedule XIV          14
Statement of Income                                    Schedule XV           15
Analysis of Billing - Associate Companies              Account 457           16
Analysis of Billing - Nonassociate Companies           Account 458           17
Analysis of Charges for Service - Associate and        Schedule XVI          18
   Nonassociate Companies
Schedule of Expense of Department or Service Function  Schedule XVII      19-20
Departmental Analysis of Salaries                      Various Accounts      21
Outside Services Employed                              Various Accounts      21
Employee Pensions and Benefits                         Various Accounts      22
General Advertising Expenses                           Various Accounts      22
Miscellaneous General Expenses                         Various Accounts      23
Rents                                                  Various Accounts      23
Taxes Other Than Income Taxes                          Various Accounts      24
Donations                                              Account 426.1         25
Other Deductions                                       Account 426.5         26
Notes to Statement of Income                           Schedule XVIII        27
Financial Data Schedule                                Schedule XIX          27

    LISTING OF INSTRUCTIONAL FILING REQUIREMENTS
                                                                            Page
        Description of Reports or Statements                               Number

Organization Chart                                                           29
Methods of Allocation                                                        29
Annual Statement of Compensation for Use of                                  29
   Capital Billed

                      Appendix
Information in compliance with Item 4 of SEC letter                          29
   dated December 29, 1986



                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 Schedule I - Comparative Balance Sheet

                           (In Thousands)

Give balance sheet of the Company as of December 31 of the current and prior year.

Account                        Assets and Other Debits
                                                                                  As of December 31
                                                                                  Current       Prior
          Service Company Property
  101     Service company property (Schedule II)                                  $226,897     $202,752
  107     Construction work in progress (Schedule II)                               25,265       32,543
                                                                                  --------     --------
              Total Property                                                       252,162      235,295
                                                                                  --------     --------

  108     Less accumulated provision for depreciation and amortization of service
          company property (Schedule III)                                          157,296      144,025
                                                                                  --------     --------
              Net Service Company Property                                          94,866       91,270
                                                                                  --------     --------

          Investments

  123     Investments in associate companies (Schedule IV)                               -            -
  124     Other Investments (Schedule IV)                                                -            -
                                                                                  --------     --------
              Total Investments                                                          -            -
                                                                                  --------     --------

          Current and Accrued Assets

  131     Cash                                                                       2,197        3,332
  134     Special deposits                                                             324           90
  135     Working funds                                                                 26           25
  136     Temporary cash investments (Schedule IV)                                  17,122       42,479
  141     Notes receivable                                                              62            -
  143     Accounts receivable                                                       21,530       12,604
  144     Accumulated provision of uncollectible accounts                                -            -
  146     Accounts receivable from associate companies (Schedule V)                155,409       99,511
  152     Fuel stock expenses undistributed (Schedule VI)                                -            -
  154     Materials and supplies                                                         -            -
  163     Stores expense undistributed (Schedule VII)                                   17           (1)
  165     Prepayments                                                                   54          372
  174     Miscellaneous current and accrued assets (Schedule VIII)                   4,945        2,181
                                                                                  --------     --------
              Total Current and Accrued Assets                                     201,686      160,593
                                                                                  --------     --------

          Deferred Debits

  181     Unamortized debt expense                                                       -            -
  182     Other regulatory assets                                                        -            -
  184     Clearing accounts                                                          4,481       (4,709)
  186     Miscellaneous deferred debits (Schedule IX)                               (1,122)       7,579
  188     Research, development, or demonstration expenditures (Schedule X)              -            -
  190     Accumulated deferred income taxes                                         29,305       23,341
                                                                                  --------     --------
              Total Deferred Debits                                                 32,664       26,211
                                                                                  --------     --------

              TOTAL ASSETS AND OTHER DEBITS                                       $329,216     $278,074
                                                                                  ========     ========





                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  Schedule I - Comparative Balance Sheet

                             (In Thousands)

Account           Account Liabilities and Proprietary Capital
                                                                               As of December 31
                                                                             Current      Prior
         Proprietary Capital
  201    Common stock issued (Schedule XI)                                       $20         $20
  211    Miscellaneous paid-in-capital (Schedule XI)                               -           -
  215    Appropriated retained earnings (Schedule XI)                              -           -
  216    Unappropriated retained earnings (Schedule XI)                            -           -
                                                                            --------    --------
            Total Proprietary Capital                                             20          20
                                                                            --------    --------

         Long-Term Debt

  223    Advances from associate companies (Schedule XII)                          -           -
  224    Other long-term debt (Schedule XII)                                       -           -
  225    Unamortized premium on long-term debt                                     -           -
  226    Unamortized discount on long-term debt-debit                              -           -
                                                                            --------    --------
            Total Long-Term Debt                                                   -           -
                                                                            --------    --------

         Current and Accrued Liabilities

  231    Notes payable                                                             -           -
  232    Accounts payable                                                    124,222      75,508
  233    Notes payable to associate companies (Schedule XIII)                      -           -
  234    Accounts payable to associate companies (Schedule XIII)              93,310     105,647
  236    Taxes accrued                                                         5,798      11,930
  237    Interest accrued                                                          -           -
  238    Dividends declared                                                        -           -
  241    Tax collections payable                                               1,879         162
  242    Miscellaneous current and accrued liabilities (Schedule XIII)         5,108       5,900
                                                                            --------    --------
            Total Current and Accrued Liabilities                            230,317     199,147
                                                                            --------    --------

         Deferred Credits

  253    Other deferred credits (See Note 8)                                  87,583      65,080
  255    Accumulated deferred investment tax credits                           2,700       2,700
                                                                            --------    --------
             Total Deferred Credits                                           90,283      67,780
                                                                            --------    --------

  282    Accumulated Deferred Income Taxes                                     8,596      11,127


             TOTAL LIABILITIES AND PROPRIETARY CAPITAL                      $329,216    $278,074
                                                                            ========    ========


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2000

                 Schedule II - Service Company Property

                              (In Thousands)

                                                  Balance at            Retirements            Balance
                                                  Beginning                 or      Other (1)  at Close
                       Description                 of Year    Additions    Sales     Changes   of Year

Account
  301    Organization                               $       -   $     -    $      -  $       -  $     -
  303    Miscellaneous Intangible Plant                23,406    10,376           -          -   33,782
  304    Land and Land Rights                           1,708         -           -          -    1,708
  305    Structures and Improvements                    8,998       123           -          -    9,121
  306    Leasehold Improvements                        13,020     2,525           -          -   15,545
  307    Equipment (2)                                116,474    13,007       5,752          -  123,729
  308    Office Furniture and
          Equipment                                    29,562     4,361         495          -   33,428
  309    Automobiles, Other Vehicles
          and Related Garage Equipment                    185         -           -          -      185
  310    Aircraft and Airport Equipment                 9,399         -           -          -    9,399
  311    Other Service Company
          Property (3)                                      -         -           -          -        -
                                                   ----------------------------------------------------
                                       SUB-TOTAL      202,752    30,392       6,247             226,897
                                                   ----------------------------------------------------
  107    Construction Work in Progress (4)             32,543    23,113      30,391              25,265
                                                   ----------------------------------------------------
                                           TOTAL   $  235,295  $ 53,505   $  36,638  $       - $252,162
                                                   ====================================================

(1) Provide an explanation of those changes considered material:

(2) Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year:


                                                                           Balance at
             Subaccount                                       Additions  Close of Year
             Description
Microwave Equipment
      General Office                                        $   11,018     $   7,910
      Computer Center                                            1,184         5,359
      System Operations Center                                      90           236
EDP Equipment
      General Office                                               709        64,765
      Computer Center                                                -        26,833
      System Operations Center                                       6        18,626
                                                            ----------    ----------
                                                 TOTAL      $   13,007    $  123,729
                                                            ==========    ==========

(3) Describe other service company property:


(4) Describe construction work in progress: Primarily computer equipment, computer software upgrades and leasehold improvements.

                    ANNUAL REPORT OF ENTERGY SERVICES, INC.

                     For the Year Ended December 31, 2000

 Schedule III - Accumulated Provision for Depreciation and Amortization of
                           Service Company Property

                                (In Thousands)

                                           Balance at     Additions                  Other       Balance
                                           Beginning     Charged to               Changes Add    at Close
                  Description               of Year      Account 403  Retirements (Deduct) (1)   of Year
Account
  301    Organization
  303    Miscellaneous Intangible Plant    $     11,343   $     6,192     $    -   $        -    $   17,535
  304    Land and Land Rights                         -             -          -            -             -
  305    Structures and Improvements              1,399           283          -            -         1,682
  306    Leasehold Improvements                   4,891         1,041          -            -         5,932
  307    Equipment                               96,408         7,916      5,752          (54)       98,518
  308    Office Furniture and Fixtures           22,868         3,295        495            -        25,668
  309    Automobiles, Other Vehicles
          and Related Garage Equipment              638            11          -            -           649
  310    Aircraft and Airport Equipment           6,478           834          -            -         7,312
  311    Other Service Company
          Property                                    -             -          -            -             -
                                          -----------------------------------------------------------------
                                   TOTAL  $     144,025   $    19,572   $  6,247   $      (54)   $  157,296
                                          =================================================================

(1) Provide an explanation of those changes considered material:
    The removal cost of $54 thousand is included in the other deductions columns. Other charges for amortization of leased property not charged to Account 403 (see Note 5).


                    ANNUAL REPORT OF ENTERGY SERVICES, INC.

                     For the Year Ended December 31, 2000

                           Schedule IV - Investments

                                (In Thousands)

Instructions:
Complete the following schedule concerning investments.

Under Account 124 "Other Investments," state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments," list each investment separately.

                                                    Balance at      Balance at
                               Description         Beginning of    Close of Year
                                                       Year
Account 123 - Investment in Associate Companies      $      -        $      -

Account 124 - Other Investments                             -               -

Account 136 - Temporary Cash Investments
 - Federated Investment                                42,479          17,122
                                                     --------        --------
                                          TOTAL      $ 42,479        $ 17,122
                                                     ========        ========

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2000

       Schedule V - Accounts Receivable from Associate Companies

                             (In Thousands)

Instructions:
  Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.


                                                              Balance at    Balance at
                         Description                         Beginning of    Close of
                                                                 Year          Year
Account 146 - Accounts Receivable from Associate Companies

See page 9-A                                                  $    99,511     $ 155,409

                                                              -----------     ---------
                                                     TOTAL    $    99,511     $ 155,409
                                                              ===========     =========

                                                             Total
                                                            Payments
Analysis of Convenience or Accommodation Payments:
See page 9-A                                               $     2,464

                                                           -----------
                                        TOTAL PAYMENTS     $     2,464
                                                           ===========

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 2000

        Schedule V - Accounts Receivable from Associate Companies

                             (In Thousands)

                                                               Balance at    Balance at
                                     Description              Beginning of    Close of
                                                                  Year          Year
Account 146 - Accounts Receivable from Associate Companies

Entergy Arkansas, Inc.                                         $    13,843   $    18,365
Entergy Louisiana, Inc.                                             28,009        42,647
Entergy Mississippi, Inc.                                            7,866         9,346
Entergy New Orleans, Inc.                                            5,052         6,113
Entergy Corporation                                                  2,226         2,206
Entergy Operations, Inc.                                             4,118         6,162
Entergy Power, Inc.                                                  3,893           967
System Fuels, Inc.                                                     198           125
System Energy Resources, Inc.                                        1,568         2,257
Entergy Enterprises, Inc.                                            6,853         8,382
Entergy Gulf States, Inc.                                           25,885        58,839
Money Pool (See Note 3)                                                  -             -
                                                               -----------  ------------
                                                      TOTAL    $    99,511  $    155,409
                                                               ===========  ============



                                                               Bulk Power       Other
                                                                Payments      Payments
Analysis of Convenience or Accommodation Payments:

Entergy Arkansas, Inc.                                        $   (102,157)   $        -
Entergy Louisiana, Inc.                                            319,666             -
Entergy Mississippi, Inc.                                           22,195             -
Entergy New Orleans, Inc.                                           35,816             -
Entergy Corporation                                                      -             -
Entergy Operations, Inc.                                                 -             -
Entergy Power, Inc.                                                  1,193             -
System Fuels, Inc.                                                       -             -
Entergy Enterprises, Inc.                                                -         2,464
Entergy Gulf States, Inc.                                          265,775             -
Nonassociated Companies                                           (542,488)            -
                                                                ----------   -----------
                                                                $        -   $     2,464
                                                                ==========   ===========


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2000

            Schedule VI - Fuel Stock Expenses Undistributed

                             (In Thousands)

Instructions:
  Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

                  Description                     Labor   Expenses   Total

Account 152 - Fuel Stock Expenses Undistributed    None     None      None

                                                     ----    ------   ------
                                           TOTAL     $  -    $    -   $    -
                                                     ====    ======   ======
Summary:





                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 2000

               Schedule VII - Stores Expense Undistributed

                              (In Thousands)

Instructions:
  Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.

                Description                   Labor     Expenses    Total

Account 163 - Stores Expense Undistributed   $     17   $       -   $    17

                                             --------   ---------   -------
                                      TOTAL  $     17   $       -   $    17
                                             ========   =========   =======

                   ANNUAL REPORT OF ENTERGY SERVICES, INC.

                    For the Year Ended December 31, 2000

         Schedule VIII - Miscellaneous Current and Accrued Assets

                                (In Thousands)

Instructions:
  Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                         Balance at  Balance at
                     Description                          Beginning   Close of
                                                          of Year       Year

Account 174 - Miscellaneous Current and Accrued Assets
     Unbilled Expenses and other receivables             $    2,181   $   4,945
                                                         ----------   ---------
                                                 TOTAL   $    2,181   $   4,945
                                                         ==========   =========

                    ANNUAL REPORT OF ENTERGY SERVICES, INC.

                     For the Year Ended December 31, 2000

                Schedule IX - Miscellaneous Deferred Debits

                                (In Thousands)

Instructions:
  Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.

                                                           Balance at  Balance at
                      Description                          Beginning    Close of
                                                            of Year       Year
Account 186 - Miscellaneous Deferred Debits
     Long Term Incentive Plan                               $   6,994  $        -
     Miscellaneous Accounts Receivable Refund Clearing           (121)     (1,566)
     Deferred costs for companies not yet billed                   16         179
     Non-Expense Accrued Labor                                    585         732
     Aircraft Chargeback Clearing                                 105        (548)
     Other                                                          -          81
                                                           ----------  ----------
                                                  TOTAL    $    7,579  $   (1,122)
                                                           ==========  ==========

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2000

     Schedule X - Research, Development or Demonstration Expenditures

                             (In Thousands)

Instructions.
  Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

                  Description                                    Amount

Account 188 - Research, Development, or                           None
Demonstration Expenditures                                       -----
                                                       TOTAL     $   -
                                                                 =====


                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 2000

                   Schedule XI - Proprietary Capital

                                   Number of Shares    Par or Stated    Outstanding Close of Period
Account Number     Class of Stock     Authorized      Value Per Share  No. of Shares    Total Amount
201             Common Stock Issued      50,000            $10.00          2,000          $20,000


Instructions:
  Classify amounts in each account with brief explanation, disclosing the general nature of transactions which give rise to the reported amounts.

                 Description                      Amount

Account 211 - Miscellaneous Paid-in Capital         None

Account 215 - Appropriated Retained Earnings        None
                                                    ----
                                    TOTAL             $-
                                                    ====


Instructions:
  Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

                                              Balance at   Net Income  Dividends   Balance at
                                Description  Beginning of  -or (loss)     Paid      Close of
                                                 Year                                 Year
Account 216 - Unappropriated                     None         None        None        None
Retained Earnings

                                                 -----------------------------------------
                                  TOTAL           $0          $0           $0         $0
                                                 =========================================






                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 2000

                     Schedule XII - Long-Term Debt

                             (In Thousands)

Instructions:
  Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

                                   Terms of Obligation                                 Balance at                        Balance at
                                     Class & Series     Date of  Interest   Amount     Beginning                           Close
          Name of Creditor           of Obligation      Maturity   Rate   Authorized    of Year   Additions  Deductions   of Year
Account 223 - Advances from
                         Associate
                         Companies                                           None        None                              None

Account 224 - Other Long-Term
                          Debt                                               None        None                              None



                                                                                         --------------------------------------
                                                                           TOTAL          $-        $-          $-          $-
                                                                                         ======================================


                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 2000

          Schedule XIII - Current and Accrued Liabilities

                            (In Thousands)

Instructions:
  Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.


                                                         Balance at  Balance at
                              Description                 Beginning   Close of
                                                          of Year       Year
Account 233 - Notes Payable to Associate Companies         $      -   $        -
                                                           --------   ----------
                                                 TOTAL     $      -   $        -
                                                           ========   ==========
Account 234 - Accounts Payable to Associate Companies
     Entergy Arkansas, Inc.                         $   14,814  $   12,356
     Entergy Louisiana, Inc.                               540       1,607
     Entergy Mississippi, Inc.                             945       8,827
     Entergy New Orleans, Inc.                             156       1,415
     Entergy Gulf  States, Inc.                          1,228       2,080
     Entergy Corporation                                    57           -
     Entergy Operations, Inc.                               20          21
     Entergy Power, Inc                                      -           -
     System Fuels, Inc.                                      -           -
     System Energy Resources, Inc.                           -           -
     Money Pool (See Note 3)                            87,887      67,004
                                                     ---------  ----------
                                           TOTAL     $ 105,647  $   93,310
                                                     =========  ==========
Account 242 - Miscellaneous Current and Accrued Liabilities
     Accrued rent expense                            $   4,584   $   4,411
     Accrued savings plan expense and withholdings         142           -
     Accrued severence pay                                 646         110
     Accrued claims liability                               44          48
     Row Transmission Liability                            484         539
                                                     ---------   ---------
                                           TOTAL     $   5,900   $   5,108
                                                     =========   =========


                    ANNUAL REPORT OF ENTERGY SERVICES, INC.

                     For the Year Ended December 31, 2000

                 Schedule XIV - Notes to Financial Statements

Instructions:
  The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


See pages 14-A thru 14-F

            Schedule XIV - Notes to Financial Statements

                For the Year Ended December 31, 2000


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and System of Accounts

      Entergy Services, Inc. (Entergy Services), a wholly owned subsidiary of Entergy Corporation, was authorized to conduct business as a service company for Entergy Corporation and its various subsidiaries (Entergy) by order of the Securities and Exchange Commission (SEC) dated March 1963 and made permanent March 1965. Entergy Services is organized along functional lines to accomplish its purpose of providing management, administrative, and technical services to Entergy. Such services are priced so that Entergy Services operates on a break-even basis.

      Entergy Services maintains its accounts in accordance with the Public Utility Holding Company Act of 1935, as administered by the SEC, and has adopted a system of accounts consistent with the system of accounts prescribed by the Federal Energy Regulatory Commission. Certain reclassifications may have been made to conform to current period presentation.

Use of Estimates in the Preparation of Financial Statements

      The preparation of Entergy Services' financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Adjustments to the reported amounts of assets and liabilities may be necessary in the future to the extent that future estimates or actual results are different from the estimates used.

Depreciation and Amortization

     Depreciation is computed on a straight-line basis at rates based on the estimated service lives of the various classes of property, which range from 5 to 15 years. Amortization of leasehold improvements is computed on a straight-line basis over the lease term. Amortization of computer software is computed on a straight-line basis over a 3 year term.

Income Taxes

     Entergy Services accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109). This standard requires that deferred income taxes be recorded for all temporary differences between the financial statement and tax basis of assets, liabilities, and loss carryforwards. Additionally, such deferred income taxes are computed based on enacted tax laws at tax rates that are expected to be in effect when the temporary differences reverse.

      Entergy Services joins its parent and the other Entergy Corporation subsidiaries in filing a consolidated Federal income tax return. Income taxes (benefits) are allocated to Entergy Services in proportion to its consolidated taxable income. SEC regulations require that neither Entergy Services nor its affiliates pay more income taxes than it would have paid had a separate income tax return been filed. In addition, Entergy Services files a consolidated Arkansas and combined Mississippi income tax return with certain other Entergy Corporation subsidiaries and separate company income tax returns for Louisiana, Washington D.C., and Texas.

     Investment tax credits are deferred and amortized based upon the average useful life of the related property, beginning with the year utilized on the consolidated tax return.

Cash and Cash Equivalents

      Entergy Services considers all unrestricted highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value Disclosures

      Entergy Services considers the carrying amounts of financial instruments classified as current assets and liabilities to be a reasonable estimate of their fair value because of the short maturity of these instruments.


NOTE 2.   INCOME TAXES

     Deferred income tax assets (liabilities) are comprised of the following at December 31, 2000 and 1999 (in thousands):

                                            2000         1999
      Deferred Tax Assets:
       Deferred compensation             $   4,473       $(281)
       Operating reserves                   19,663      14,236
       Other                                 5,169       9,386
                                         ---------     -------
         Total                              29,305      23,341
                                         ---------     -------

      Deferred Tax Liabilities:
       Property                             (8,596)    (11,127)
                                         ---------     -------

      Net Deferred Tax Assets              $20,709     $12,214
                                         =========     =======

      The benefit associated with these deferred tax assets has been or will be utilized in the Entergy Corporation consolidated return. The ultimate realization of these deferred tax assets for Entergy Services is dependent upon the allocation of the tax benefit from the Entergy Corporation consolidated return.

     Entergy Services' effective income tax rate was 100% in 2000 and 1999 compared to the current Federal statutory income tax rate of 35%. The primary reason for the difference between the effective and statutory income tax rates is that Entergy Services collects revenue adequate to fund its income tax expense. The provision for inter-company expense (benefit) in lieu of federal income taxes for the years ended December 31, 2000 and 1999 consisted of the following (in thousands):

                                          2000           1999
          Current:
           Federal                       $6,784       $ 3,748
           State                          1,317           173
                                         ------       -------
             Total                        8,101         3,921
                                         ------       -------

          Deferred:
           Federal                       (6,839)       (3,969)
           State                         (1,475)       (1,539)
                                         ------       -------
             Total                       (8,314)       (5,508)
                                         ------       -------
          Total income tax expense        $(213)      $(1,587)
                                         ======       =======


NOTE 3.   LINES OF CREDIT AND RELATED SHORT-TERM BORROWINGS

      Entergy Services has SEC authorization, through November 30, 2001, to effect short-term borrowings from Entergy Corporation in an aggregate amount outstanding at any one time of up to $150 million through a borrowing arrangement with interest rates based on a prime rate. This borrowing arrangement was not used during 2001 or 2000.

       Entergy Services participates with certain other Entergy companies in a System Money Pool (Money Pool) arrangement whereby those companies with available funds may invest in the Money Pool while certain other companies may borrow on a short-term basis from the Money Pool, thereby reducing the dependence on external short-term borrowings. As authorized by the SEC, the borrowings by Entergy Services from the Money Pool, combined with any external borrowings, may not exceed the amount of the unused portion of the borrowing arrangement discussed above.

      The borrowings and applicable interest rates under the Money Pool arrangement were as follows (dollars in thousands):

                                         2000        1999

 Average borrowing                     $69,451     $83,922
 Maximum borrowing at month end        $77,960     $82,282
 Average effective interest rate:
  During the year                        6.3%        5.3%
  At end of year                         6.5%        5.4%


      At December 31, 2000 and 1999, Entergy Services' temporary borrowing position in the Money Pool was $67.0 million and $87.9 million, respectively.


NOTE 4.   EMPLOYEE BENEFITS

Employee Benefit Plans

      Certain key employees of Entergy Services participate in the Equity Ownership Plan of Entergy Corporation and Subsidiaries (Equity
Plan) in which they receive shares of common stock based upon achievement of specified performance goals, the costs of which are initially deferred and then charged to income over the restricted period. Under the Equity Plan in 2000 and 1999, Entergy Services recorded compensation expense of $1.9 million and $3.1 million, respectively.

     Employees of Entergy Services are also eligible to participate in the Savings Plan of Entergy Corporation and Subsidiaries (Savings
Plan) upon meeting certain eligibility requirements. The Savings Plan is a defined contribution plan covering eligible employees of Entergy and its subsidiaries who have completed certain service requirements. The Savings Plan provides that the employing Entergy subsidiary may make matching contributions to the plan in an amount equal to 50% of the participant's basic contribution (which may be up to 6% of their salary) in shares of Entergy Corporation common stock. Effective January 1, 2001, participants in the Savings Plan may direct their matching contributions from the employing Entergy subsidiary in an amount equal to 50% of the employee's contribution (which may be up to 6% of their salary) to other investment funds. Employees who continue to direct their company-matching contributions to the purchase of shares of Entergy Corporation common stock will receive matching contributions in the amount of 75% of their basic contribution (which may be up to 6% of their salary). In 2000 and 1999, Entergy Services contributed $3.1 million and $3.9 million, respectively, to the Savings Plan.

Retirement and Other Postretirement Benefit Plans

      Eligible employees of Entergy Services are provided pension and certain health care and life insurance benefits upon retirement. Substantially all employees may become eligible for these benefits if they reach retirement age while working for Entergy Services.

      Eligible employees of Entergy Services participate in the Entergy Corporation Retirement Plan for Non-Bargaining Employees. This pension plan is noncontributory and provides pension benefits that are based on employees' credited service and compensation during the final years before retirement. Entergy Services funds pension costs in accordance with contribution guidelines established by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. The assets of the plans include common and preferred stocks, fixed income securities, interest in a money market fund, and insurance contracts.

      Total 2000 and 1999 pension and other postretirement costs  for
Entergy   Services,  including  capitalized  amounts,  included   the
following components (in thousands):

                                            Pension      Other Postretirement
                                                                Benefits
                                         2000      1999      2000      1999

Service cost                             $9,079   $11,843   $4,013    $4,586
Interest cost                            14,125    14,286    5,427     4,659
Expected return on assets               (13,922)  (11,911)       -         -
Amortization of transition asset           (167)     (166)     704       704
Amortization of prior service cost          315       226       62         -
Recognized net (gain)/loss                  927         -    1,511     2,051
                                        -------   -------  -------   -------
Net pension cost                        $10,357   $14,278  $11,717   $12,000
                                        =======   =======  =======   =======


                                                                     Other Postretirement
                                                     Pension               Benefits
                                                 2000      1999         2000        1999
Change in the Projected Benefit Obligation
(PBO)/Accumulated Postretirement
Obligation (APBO)
Balance at beginning of year                   $207,534  $216,269     $69,001     $70,463
Service cost                                      9,079    11,843       4,013       4,586
Interest Cost                                    14,125    14,286       5,427       4,659
Actuarial (gain)/loss                           (16,845)  (31,025)      4,012      (8,460)
Amendment                                             -         -         741           -
Benefits paid                                    (5,114)   (3,839)     (3,297)     (2,247)
                                               --------  --------     -------     -------
Balance at end of year                         $208,779  $207,534     $79,897     $69,001
                                               ========  ========     =======     =======
Change in Plan Assets
Fair value of assets at beginning of year      $184,865  $165,916          $-          $-
Actual return on plan assets                     (4,163)   12,269           -           -
Employer contributions                                -    10,519       3,297       2,247
Benefits paid                                    (5,114)   (3,839)     (3,297)     (2,247)
                                               --------  --------     -------     -------
Fair value of assets at end of year            $175,588  $184,865          $-          $-
                                               ========  ========     =======     =======

Funded status                                  ($33,191) ($22,669)   ($79,897)   ($69,001)
Unrecognized transition (asset)/obligation         (811)     (978)      8,433       9,137
Unrecognized prior service cost                   2,703     1,976         679           -
Unrecognized net (gain)/loss                     28,737    29,467      23,532      21,031
                                               --------  --------     -------     -------
Prepaid/(accrued) pension cost                  ($2,562)   $7,796    ($47,253)   ($38,833)
                                               ========  ========     =======     =======


   The significant assumptions used in computing the pension and other postretirement information above were as follows:

                                                        2000   1999

Weighted -average discount rate                         7.5%   7.5%
Weighted-average rate of increase in future             4.6%   4.6%
  compensation levels
Expected long-term rate of return on plan assets        9.0%   9.0%

     The pension transition asset is being amortized over the greater of the remaining service period or 15 years. The other postretirement benefits transition obligation is being amortized over 20 years.

      The assumed health care cost trend rate used in measuring the other postretirement benefits' APBO was 7.5% for 2000, gradually decreasing each successive year until it reaches 5.0% in 2006 and beyond. A one percentage-point increase in the assumed health care cost trend rate for 2000 would have increased the APBO by $7,260,000 and increased the sum of the service cost and interest cost by $1,222,000. A one percentage-point decrease in the assumed health care cost trend rate for 2000 would have decreased the APBO by $6,071,000 and decreased the sum of the service cost and interest cost by $1,001,000.


NOTE 5.   LEASES

       At  December  31,  2000,  Entergy Services  had  noncancelable
operating   leases  with  minimum  lease  payments  as  follows   (in
thousands):


             2001                                  $14,720
             2002                                   10,134
             2003                                    9,285
             2004                                    9,275
             2005                                   10,032
             Years thereafter                       41,676
                                                   -------
                                                   $95,122
                                                   =======


      Rent expense amounted to approximately $42.5 million and $43.8 million for 2000 and 1999, respectively.


NOTE 6.   BULK POWER SYSTEM OPERATIONS

      Entergy Services acts as agent for the coordination of joint bulk power system operations among the Entergy operating companies. All amounts receivable from the power purchasers or payable to the power suppliers as a result of the bulk power transactions are recorded in Entergy Services' accounts receivable or accounts payable balances, and have no effect on Entergy Services' income or expenses.


NOTE 7.   TRANSACTIONS WITH AFFILIATES

      Various Entergy Corporation subsidiaries rent office facilities and provide certain general and administrative services to Entergy Services. These expenses amounted to approximately $571 thousand and $13.0 million in 2000 and 1999, respectively.


NOTE 8.   OTHER DEFERRED CREDITS

      Other deferred credits (Account 253) consist principally of the unamortized balance of the Edison Plaza sub-lease loss in both 2000 and 1999.


                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 2000

                   Schedule XV Statement of Income

                            (In Thousands)

Account                         Description                            Current   Prior Year
                                                                        Year

         INCOME
  457    Services rendered to associate companies                      $577,814    $586,299
  458    Services rendered to nonassociate companies                         70         239
  421    Miscellaneous income or loss                                         -           -
                                                                       --------    --------
                                                      Total Income     $577,884    $586,538
                                                                       --------    --------

         EXPENSES - Income Statement

  403    Depreciation Expense                                            13,380      12,243
  404    Amortization of Limited-Term Electric Plant                      6,192       2,515
  4081   Taxes Other than Income-Utility Operations                      13,158      17,371
  4082   Taxes Other than Income-Other Income & Deducuctions                103          40
  4091   Income Taxes - Utility Operating Income                          8,035       3,921
  4092   Income Taxes - Operating Income & Deductions                        66           -
  4101   Provision for Deferred Inc Tax-Utility Operating Income         (8,314)     (5,508)
  4114   Investment Tax Credit Adjustments-Utility Operations                 -           -
  416    Cost/Expense-Mdse, Job, Contract Work                               27         431
  4171   Expenses - Nonutility Operations                                     3          81
  419    Interest & Dividend Income                                           -           -
  4261   Donations                                                        1,630       3,503
  4263   Penalties                                                            -           -
  4264   Expenditures-Civic, Political, and Related Activities            4,518       3,399
  4265   Other Deductions                                                 1,530       5,630
  430    Interest on Debt to Associate Companies                          4,383       4,511
  431    Other Interest Expense                                               1          29
500-557  Power Production                                                32,479      36,776
560-574  Transmission & Distribution                                     16,784      17,728
580-598  Distribution Expense                                            13,904      15,588
850-894  Gas Operations                                                     460         363
901-905  Customer Accounts                                               33,574      40,785
906-910  Customer Service & Informational Expenses                       11,208      18,052
911-917  Sales Expenses                                                   6,004      12,862
  920    Administration & General Salaries                              102,334     102,578
  921    Office Supplies and Expenses                                    24,441      23,406
  923    Outside Services Employed                                       46,671      52,846
  924    Property Insurance Expense                                         551         303
  925    Injuries & Damages Expense                                       1,277       3,054
  926    Employee Pension & Benefits                                     32,470      51,773
  928    Regulatory Commission Expense                                    6,149       9,778
  9301   General Advertising Expenses                                     1,900       1,216
  9302   Miscellaneous General Expense                                    4,025       3,818
  931    Rents                                                           33,640      33,900
  935    Maintenance of General Plant                                    19,674      17,150
                                                                       --------    --------
                                 Total Expenses - Income Statement     $432,257    $490,142
                                                                       --------    --------

         EXPENSES - Balance Sheet

 107EXP  Capital Charges to Expense                                     139,984      83,819
 184EXP  Other Balance Sheet Charges to Expense                           5,643      12,577
                                                                       --------    --------
                                    Total Expenses - Balance Sheet     $145,627     $96,396
                                                                       --------    --------

                                              Net Income or (Loss)           $-          $-
                                                                       ========    ========

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2000

                          Analysis of Billing

                    Associate Companies - Account 457

                              (In Thousands)

                                       Direct  Indirect  Compensation   Total
                                        Costs    Costs     For Use     Amount
 Name of Associate Company             Charged  Charged   of Capital   Billed


Entergy Arkansas, Inc.                $102,153   $15,418           $-  $117,571

Entergy Gulf States, Inc.              131,775    19,921            -   151,696

Entergy Louisiana, Inc.                 94,991    17,045            -   112,036

Entergy Mississippi, Inc.               50,761     8,552            -    59,313

Entergy New Orleans, Inc.               34,202     5,942            -    40,144

Entergy Corporation                     12,435       903            -    13,338

System Fuels, Inc.                         702        74            -       776

Entergy Enterprises, Inc.               27,094     2,057            -    29,151

Entergy Operations, Inc.                40,634     3,892            -    44,526

Entergy Power, Inc.                        334        37            -       371

Deferred                                 8,892         -            -     8,892


                                      --------   -------          ---  --------
                               TOTAL  $503,973   $73,841           $-  $577,814
                                      ========   =======          ===  ========

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2000

                           Analysis of Billing

                  Nonassociate Companies - Account 458

                             (In Thousands)

Instruction:
  Provide a brief description of the services rendered to each nonassociate company:

                                  Direct   Indirect  Compensation           Excess      Total
                                   Cost      Cost      For Use     Total      Or       Amount
Name of Nonassociate Company      Charged   Charged   of Capital   Cost   Deficiency   Billed

Entergy Aviation Services         $   51   $     -     $    -    $   51     $   -    $    51
Louisiana Department of Treasury       3         -          -         3         -          3
Riverland Credit Union                 1         -          -         1         -          1
CNG Producing                          6         -          -         6         -          6
Datacom                                4         -          -         4         -          4
BellSouth Cellular                    18         -          -        18         -         18
Sprint PCS                             1         -          -         1         -          1
Telecorp Realty                       13         -          -        13         -         13
American Metrocom Corp.              (27)        -          -       (27)        -        (27)
                                  ----------------------------------------------------------
                         TOTAL    $   70   $     -     $    -    $   70     $   -    $    70
                                  ==========================================================



                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2000

             Schedule XVI - Analysis of Charges for Service -
                  Associate and Nonassociate Companies

                              (In Thousands)

Instruction:
  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

                                              Associate Company Charges    Nonassociated Company Charges  Total Charges for Service
                                               Direct   Indirect             Direct   Indirect           Direct   Indirect
Account     Description of Items                Cost      Cost      Total     Cost      Cost    Total     Cost      Cost      Total

         EXPENSES - Income Statement
  403    Depreciation Expense                 $      -  $ 13,380  $ 13,380   $    -   $    -   $    -   $     -  $ 13,380  $ 13,380
  404    Amortization of Limited-Term
           Electric Plant                            -     6,192     6,192        -        -        -         -     6,192     6,192
  4081   Taxes Other than Income-Utility
           Operations                           11,297     1,861    13,158        -        -        -    11,297     1,861    13,158
  4082   Taxes Other Than Income-Other Inc.
           & Deduc                                   6        97       103        -        -        -         6        97       103
  4091   Income Taxes - Utility Operating
           Income                                    -     8,035     8,035        -        -        -         -     8,035     8,035
  4092   Income Taxes - Other Income &
           Deductions                                -        66        66        -        -        -         -        66        66
  4101   Provision for Deferred Inc
           Tax-Utility Operating Income              -    (8,314)   (8,314)       -        -        -         -    (8,314)   (8,314)
  4114   Investment Tax Credit
           Adjustments-Utility Operations            -         -         -        -        -        -         -         -         -
  416    Cost/Expense-Mdse, Job, Contract Work      26         1        27        -        -        -        26         1        27
  4171   Expenses - Nonutility Operations            2         1         3        -        -        -         2         1         3
  419    Interest & Dividend Income                  -         -         -        -        -        -         -         -         -
  4261   Donations                               1,380       250     1,630        -        -        -     1,380       250     1,630
  4263   Penalties                                   -         -         -        -        -        -         -         -         -
  4264   Expenditures-Civic, Political,
           and Related Activities                3,425     1,093     4,518        -        -        -     3,425     1,093     4,518
  4265   Other Deductions                        1,342       188     1,530        -        -        -     1,342       188     1,530
  431    Other Interest Expense                      -         1         1        -        -        -         -         1         1
500-557  Power Production                       27,253     5,226    32,479        -        -        -    27,253     5,226    32,479
560-574  Transmission & Distribution            14,653     2,131    16,784        -        -        -    14,653     2,131    16,784
580-598  Distribution Expense                   10,886     3,018    13,904        -        -        -    10,886     3,018    13,904
850-894  Gas Operations                            403        57       460        -        -        -       403        57       460
901-905  Customer Accounts                      30,350     3,224    33,574        -        -        -    30,350     3,224    33,574
906-910  Customer Service & Informational
           Expenses                              8,334     2,874    11,208        -        -        -     8,334     2,874    11,208
911-917  Sales Expenses                          4,122     1,882     6,004        -        -        -     4,122     1,882     6,004
  920    Administration & General Salaries      39,874    62,460   102,334        -        -        -    39,874    62,460   102,334
  921    Office Supplies and Expenses           24,148       293    24,441        -        -        -    24,148       293    24,441
  923    Outside Services Employeed             38,881     7,790    46,671        -        -        -    38,881     7,790    46,671
  924    Property Insurance Expense                378       173       551        -        -        -       378       173       551
  925    Injuries & Damages Expense              1,189        88     1,277        -        -        -     1,189        88     1,277
  926    Employee Pension & Benefits            23,141     9,329    32,470        -        -        -    23,141     9,329    32,470
  928    Regulatory Commission Expense           4,433     1,716     6,149        -        -        -     4,433     1,716     6,149
  9301   General Advertising Expenses            1,869        31     1,900        -        -        -     1,869        31     1,900
  9302   Miscellaneous General Expense           3,564       461     4,025        -        -        -     3,564       461     4,025
  931    Rents                                  33,549        41    33,590       50        -       50    33,599        41    33,640
  935    Maintenance of General Plant           18,525     1,129    19,654       20        -       20    18,545     1,129    19,674
                                              -------------------------------------------------------------------------------------
            Total Expenses - Income Statement $303,030  $124,774  $427,804  $    70  $     -  $    70  $303,100  $124,774  $427,874
                                              -------------------------------------------------------------------------------------


         EXPENSES - Balance Sheet

 107EXP  Capital Charges to Expense            135,478     4,506   139,984        -        -        -   135,478     4,506   139,984
 184EXP  Other Balance Sheet Charges to Expense  5,506       137     5,643        -        -        -     5,506       137     5,643
                                              -------------------------------------------------------------------------------------
              Total Expenses - Balance Sheet  $140,984  $  4,643  $145,627   $    -  $     -   $    -  $140,984  $  4,643  $145,627
                                              -------------------------------------------------------------------------------------



                              TOTAL EXPENSES  $444,014  $129,417  $573,431   $   70   $    -  $    70  $444,084  $129,417  $573,501
                                              -------------------------------------------------------------------------------------
         Compensation for use of Equity Capital      -         -         -        -        -        -         -         -         -
430      Interest on Debt to Associate Companies     -     4,383     4,383        -        -        -         -     4,383     4,383
                                              -------------------------------------------------------------------------------------
              TOTAL COST OF SERVICE           $444,014  $133,800  $577,814   $   70   $    -  $    70  $444,084  $133,800  $577,884
                                              =====================================================================================



                      ANNUAL REPORT OF ENTERGY SERVICES, INC.

                       For the Year Ended December 31, 2000

        Schedule XVII - Schedule of Expense Distribution by Department or
                                Service Function

                                 (In Thousands)

Instruction:
  Indicate each department or service function.  (See Instruction 01-3
  General Structure of Accounting System:  Uniform System of Accounts).

                                                                        DEPARTMENT OR SERVICE FUNCTION                      Chief
Account                                  Total             Human Resources         Public Relations Transition   Domestic  Financial
Number    Description of Items          Amount   Overhead  & Administration  Legal   & Affairs       Projects   Operations  Officer

        EXPENSES - Income Statement
  403   Depreciation Expense          $ 13,380   $     -   $     -        $     -   $      -       $        -   $      -  $      -
  404   Amortization of Limited-
          Term Electric Plant            6,192        12         -              -          -                -          -         -
 4081   Taxes Other than Income-
          Utility Operations            13,158     2,240       692            521        299              422        134     1,444
 4082   Taxes Other Than Income-
          Other Inc. & Deduc               103        97         -              6          -                -          -         -
 4091   Income Taxes - Utility
          Operating Income               8,035     8,035         -              -          -                -          -         -
 4092   Income Taxes - Other Income
          and Deductions                    66        66         -              -          -                -          -         -
 4101   Provision for Deferred Inc
          Tax-Utility Operating Income  (8,314)   (8,314)        -              -          -                -          -         -
 4114   Investment Tax Credit
          Adjustments-Utility Operations     -         -         -              -          -                -          -         -
  416   Cost/Expense-Mdse, Job,
          Contract Work                     27         -         -              2          -                -          -         -
 4171   Expenses - Nonutility Operations     3         -         -              -          -                -          -         -
  419   Interest & Dividend Income           -         -         -              -          -                -          -         -
 4261   Donations                        1,630       880         1              -        711                3          5         -
 4263   Penalties                            -         -         -              -          -                -          -         -
 4264   Expenditures-Civic,
          Political, and Related
          Activities                     4,518        96         -              -      3,755                1          5         -
 4265   Other Deductions                 1,530         9       240             85         72                5        206       101
  430   Interest on Debt to
          Associate Companies            4,383     4,383         -              -          -                -          -         -
  431   Other Interest Expense               1         1         -              -          -                -          -         -
500-557 Power Production                32,479         3        16             40          2                -         91         1
560-574 Transmission & Distribution     16,784         -         -           (318)         1              (53)        38        (6)
580-598 Distribution Expense            13,904         -        14              3          -                5          -         2
850-894 Gas Operations                     460         -         2              -          -                -          -         -
901-905 Customer Accounts               33,574         -         -              -          -                -          -         -
906-910 Customer Service &
          Informational Expenses        11,208         -         -              -         49              441          -         -
911-917 Sales Expenses                   6,004         -         -              -          -                2          -         -
  920   Administration & General
          Salaries                     102,334    35,874     9,863          6,388      3,602            3,216      1,666    18,343
  921   Office Supplies and Expenses    24,441     2,100     9,977            915      1,286              428        297     3,547
  922   Administration Expense
         Transferred - Credit                -         -         -              -          -                -          -         -
  923   Outside Services Employeed      46,671       912     7,840          5,304        870           13,422        532     9,812
  924   Property Insurance Expense         551         -         -              1          -                -          -       535
  925   Injuries & Damages Expense       1,277      (276)        -              -          -                -          -       495
  926   Employee Pension & Benefits     32,470     9,048    (1,104)         1,455      1,007              904        990     3,597
  928   Regulatory Commission Expense    6,149         -        76          1,856        224            2,900        108       163
 9301   General Advertising Expenses     1,900         1        15              1      1,364                1          -         -
 9302   Miscellaneous General Expense    4,025     1,221       144              7         38                1          -     1,657
  931   Rents                           33,640       195    23,486            123         17              227          3       324
  935   Maintenance of General Plant    19,674       171     3,311             16         17                7          -        34

        EXPENSES - Balance Sheet

107EXP  Capital Charges to Expense     139,984     1,039        91          1,625        183            6,795      5,203    16,259
184EXP  Other Balance Sheet
          Charges to Expense             5,643       266         2              -        (12)               -          -        (1)
                                      --------------------------------------------------------------------------------------------
                                      $577,884  $ 58,059  $ 54,666      $  18,030  $  13,485   $       28,727  $   9,278  $ 56,307
                                      ============================================================================================


                        ANNUAL REPORT OF ENTERGY SERVICES, INC.

                         For the Year Ended December 31, 2000

         Schedule XVII - Schedule of Expense Distribution by Department or
                                 Service Function

                                  (In Thousands)


                                                                       DEPARTMENT OR SERVICE FUNCTION
                                                           Finance
Account                                      Information  Operations   Supply              Regulated  Retail
 Number     Description of Items             Technology    Cennter     Chain      Nuclear Operations Services

         EXPENSES - Income Statement
  403    Depreciation Expense                  $      -   $  13,380   $     -     $   -   $      -   $     -
  404    Amortization of Limited-Term Electric
           Plant                                      -       6,180         -         -          -         -
  4081   Taxes Other than Income-Utility
           Operations                               558         492       260       697      4,759       640
  4082   Taxes Other Than Income-Other Inc. & Deduc   -           -         -         -          -         -
  4091   Income Taxes - Utility Operating Income      -           -         -         -          -         -
  4092   Income Taxes - Other Income and Deductions   -           -
  4101   Provision for Deferred Inc Tax-
           Utility Operating Income                   -           -         -         -          -         -
  4114   Investment Tax Credit Adjustments-
           Utility Operations                         -           -         -         -          -         -
  416    Cost/Expense-Mdse, Job, Contract Work        -           -         -         -          -        25
  4171   Expenses - Nonutility Operations             -           -         -         -          3         -
  419    Interest & Dividend Income                   -           -         -         -          -         -
  4261   Donations                                    1          20         -         -          9         -
  4263   Penalties                                    -           -         -         -          -         -
  4264   Expenditures-Civic, Political, and
           Related Activities                         -           -         -         -        661         -
  4265   Other Deductions                             -           3         1         5        632       171
  430    Interest on Debt to Associate Companies      -           -         -         -          -         -
  431    Other Interest Expense                       -           -         -         -          -         -
500-557  Power Production                           150           -       254     8,336     23,563        23
560-574  Transmission & Distribution                  6           1         -         -     17,105        10
580-598  Distribution Expense                       726          46       374         -     12,734         -
850-894  Gas Operations                               -           -         -         -        458         -
901-905  Customer Accounts                            -           -         -         -     33,433       141
906-910  Customer Service & Informational Expenses    1           -         -         -      3,585     7,132
911-917  Sales Expenses                               -           -         -         -        298     5,704
  920    Administration & General Salaries        5,195       6,339     2,485     1,387      7,291       685
  921    Office Supplies and Expenses             1,645         648     1,328        46      2,158        66
  922    Administration Expense Transferred-Credit    -           -         -         -          -         -
  923    Outside Services Employeed               3,884       2,744       186        (8)     1,172         1
  924    Property Insurance Expense                   -           1         -         -         14         -
  925    Injuries & Damages Expense                   -           -         -        61        997         -
  926    Employee Pension & Benefits              1,244       1,069       545     1,823     10,315     1,577
  928    Regulatory Commission Expense                2          86         -        52        671        11
  9301   General Advertising Expenses                 2           3        65         -        448         -
  9302   Miscellaneous General Expense              (89)        109       328       467        142         -
  931    Rents                                    8,529          77         7         1        476       175
  935    Maintenance of General Plant            15,722           7        13         -        350        26

         EXPENSES - Balance Sheet

 107EXP  Capital Charges to Expense              23,123       1,753    12,986     1,241     69,474       212
 184EXP  Other Balance Sheet Charges to Expense     210         260     1,988       514      2,465       (49)
                                                ------------------------------------------------------------
                                                $60,909  $   33,218  $ 20,820   $14,622  $ 193,213  $ 16,550
                                                ============================================================


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2000

                    Departmental Analysis of Salaries

                             (In Thousands)

                                   Departmental Salary Expense
   Name of Department              Included in Amounts Billed to   Number of
Indicate each department   Total    Parent    Other       Non      Personnel
  or service function     Amount    Company Associates Associates End of Year

See page 21-A            $228,104  $  5,065 $ 223,039  $       -       2,565
                         ---------------------------------------------------
                  TOTAL  $228,104  $  5,065 $ 223,039  $       -       2,565
                         ===================================================


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 2000

                        Outside Services Employed

                              (In Thousands)

Instructions:
  Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

                                               Relationship
                                             "A" - Associate
                                               "NA" - Non
   From Whom Purchased         Address          Associate   Amount

See pages 21-B thru 21-N                                    $143,705

                                                            --------
                    TOTAL                                   $143,705
                                                            ========


                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 2000

                    Departmental Analysis of Salaries

                              (In Thousands)



                                             Departmental Salary Expense
       Name of Department                   Included in Amounts Billed to   Number of
    Indicate each department         Total    Parent    Other       Non     Personnel
       or service function          Amount   Company  Associates Associates  End of
                                                                              Year
Overhead                           $ 15,738   $1,423  $  14,315    $     -         13
Human Resources & Administration     11,350      179     11,171          -        122
Legal                                 8,797      563      8,234          -         79
Public Relations & Affairs            6,850      804      6,046          -         68
Transition Projects                   7,698        3      7,695          -         75
Domestic Operations                   2,825      100      2,725          -         16
Chief Financial Officer              23,796    1,705     22,091          -        217
Information Technology               11,447       40     11,407          -        119
Finance Operations Center             9,404       85      9,319          -        156
Supply Chain                          6,765       16      6,749          -         77
Nuclear                              12,418        1     12,417          -         97
Regulated Operations                100,766      120    100,646          -      1,437
Retail Services                      10,250       26     10,224          -         89
                                   --------------------------------------------------
                            TOTAL  $228,104   $5,065   $223,039   $      -      2,565
                                   ==================================================



                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2000

                         Outside Services Employed

                              (In Thousands)

                                                           Relationship
                                                          "A" - Associate
                                                            "NA" - Non
            From Whom Purchased *                            Associate    Amount

OUTSIDE SERVICES - LEGAL
Adams & Reese                                                   NA           $53
Baker & Botts LLP                                               NA            34
Bracewell & Patterson LLP                                       NA           729
Bradley Arant Rose & White                                      NA            46
Bruce R. Daily Attorney                                         NA            65
Clarke Thomas & Winters                                         NA           318
Cross Gunter Witherspoon &                                      NA            69
David M. Hinkson                                                NA            25
Friday Eldredge & Clark                                         NA           100
Gardner Carton & Douglas                                        NA            66
Gordon Arata McCollum & Duplantis                               NA           166
King & Spalding                                                 NA            22
Klett Lieber Rooney & Schorling                                 NA            16
Locke Liddell & Sapp Llp                                        NA            22
McCalla Thompson Pyburn Hymowitz & Shapiro                      NA            20
McDermott Will & Emery                                          NA           406
Milbank Tweed Hadley & Mccoy                                    NA            50
Morgan Lewis & Bockius Llp                                      NA         1,539
Murov & Ward PLC                                                NA           115
Orgain Bell & Tucker LLP                                        NA            38
Phelps Dunbar Llp Atty At Law                                   NA            87
RIC Group Administrative Fund                                   NA            23
Richards Layton & Finger                                        NA            19
Shaw Pittman Potts Et Al                                        NA            19
Skadden Arps Slate Meagher & Flom                               NA         3,667
Stanley & Flanagan Llc                                          NA            39
Steeg & O'Connor LLC                                            NA            29
Taggart Morton Ogden Staub Rougelot Et Al                       NA           109
Taylor Porter Et Al                                             NA            33
Thelen Reid & Priest Llp                                        NA           270
Winston & Strawn                                                NA            69
Wise Carter Child & Caraway                                     NA           366
Wright Lindsey & Jennings                                       NA            36
Others (22)                                                     NA           (77)
                                                                          ------
                                                      Total               $8,588
                                                                          ------

      OUTSIDE SERVICE - PROFESSIONAL CONTRACT SERVICES

ABB Power T&D Co. Inc.                                          NA          $445
Abernathy Macgregor Frank                                       NA            81
Accelerated Development                                         NA            20
Ackerman McQueen                                                NA            15
Actuarial Sciences Assoc Inc                                    NA           485
Addison Design Co.                                              NA            55
Advanced Information Services                                   NA           250
Aerotek Inc.                                                    NA            54
Albert Garaudy & Assoc., Inc.                                   NA            77
Alliance for Competitive                                        NA            91
Alpha Sapience Consulting                                       NA           122
Alstom ESCA                                                     NA            77
American Appraisal Association                                  NA            77
American Interplex                                              NA            36
American Productivity & Quality Center                          NA           187
Andersen Consulting LLP                                         NA        22,248
Answerthink Consulting Group, Inc.                              NA         1,182
Aon Consulting                                                  NA            83
Apogee Interactive                                              NA            54
Aristotle International Inc.                                    NA            42
Arizona State University                                        NA            41
Arthur Anderson LLP                                             NA           357
Arthur Consulting Group                                         NA            52
Ascend Performance Solutions                                    NA            15
AT Kearney                                                      NA            44
Atest Consultants, Inc.                                         NA           150
Baker Engineering                                               NA            75
Balanced Scorecard Collaborative, Inc.                          NA         1,030
Baton Rouge International                                       NA           179
Baw & Co.                                                       NA           360
Behavioral Technology Inc.                                      NA            39
Bill Sanchez                                                    NA            12
Bisconti Research Inc.                                          NA            71
Bob Collins Corporate Writing & Communication                   NA            90
Booz Allen & Hamilton, Inc.                                     NA            40
Bostick Communications                                          NA            28
Browne LLP                                                      NA            23
Brunini Grantham Grower                                         NA            18
C Lyle Barney Consulting Service                                NA            57
Cambridge Energy Research                                       NA            82
Cap Gemini Ernst & Young LLC                                    NA            59
Carson Group, Inc.                                              NA           104
Chasemellon Shareholder                                         NA            38
Chatham Partners Inc                                            NA           400
Commerce One, Inc.                                              NA           107
Communispond, Inc.                                              NA            15
Compaq Computer Corp.                                           NA           262
Conway Consulting                                               NA            37
Corporate Executive Board                                       NA           111
Cranford Johnson Robinson Woods                                 NA            92
Creative Communications Inc                                     NA            30
CSC Consulting                                                  NA         3,195
Cushman & Wakefield of Texas, Inc.                              NA           885
Dan Gray Consulting, Inc.                                       NA           105
Deloitte & Touche Tax Tech. LLP                                 NA            30
Deloitte Consulting                                             NA         3,422
Denali Group                                                    NA         2,181
Department of Natural Resources                                 NA            45
Det Norske Veritas Industry                                     NA            25
Diversified Computer                                            NA            54
Don F Cass                                                      NA            61
E Source Inc                                                    NA            80
Ebreviate                                                       NA            30
Econat, Inc.                                                    NA           105
EMPLIFI Inc.                                                    NA           116
Energy Ventures Analysis                                        NA            58
EPRI Solutions                                                  NA           268
Ernst & Young LLP                                               NA           331
Esca Corp.                                                      NA           156
Everest Group                                                   NA            43
Exeter Association, Inc.                                        NA            11
Featherson Haugh Conway Et Al                                   NA            76
FI Group Inc.                                                   NA            22
Flake Wilkerson Market Insight                                  NA            32
Fried Frank Harris Shriver Et Al                                NA           123
FTN Assoc. LTD                                                  NA            31
Georgia Tech Research Corp.                                     NA           154
Gartner Group Inc                                               NA            98
General Electric                                                NA           387
General Physics Corporation                                     NA            65
General Reliability                                             NA            29
Geoscience Engineers LLC                                        NA            43
Gerald W. Tucker CPA                                            NA           276
Goldwest LLC                                                    NA            31
Gore Engineering                                                NA            68
Green Goblin Unlimited                                          NA            30
Hagler Bailly Consulting, Inc.                                  NA           481
Hall Green & Assoc.                                             NA            96
Hamilton Consultants                                            NA           353
Hammerman & Gainer Inc.                                         NA            42
Harry L. Benoit                                                 NA            15
Haynes & Boone LLP                                              NA            27
Hellman Associates Inc.                                         NA            13
Henry E. Braden IV & Assoc. Inc.                                NA            24
Henwood Energy Services                                         NA            30
Herbert Odonnell Inc.                                           NA            22
Hillhouse Power Solutions, Inc.                                 NA            71
HMC Services                                                    NA            14
Hooper Hooper Owen & Gould                                      NA           229
Horwood Marcus & Berk                                           NA            15
Huey T. Littleton Claims Service                                NA           167
Hullin Metz & Co., Inc.                                         NA           124
Hunter Business Consulting                                      NA            11
IBM Corp.                                                       NA         1,358
Ibrahim Ali Khan                                                NA            46
ICF Information Technology, Inc.                                NA           275
ICL Inc.                                                        NA            47
IEX Corp.                                                       NA            50
IK Power System Solutions                                       NA            51
Indus International, Inc.                                       NA            15
Institute of Nuclear Power Operations                           NA           227
Intermat                                                        NA           325
Intersearch Corp.                                               NA           446
International Business Publishers                               NA            24
IPC Information Systems                                         NA           216
Itron, Inc.                                                     NA           186
J CAL, Inc.                                                     NA            12
J. Howard & Assoc. Inc.                                         NA            87
J.M. Cannell, Inc.                                              NA            48
James R. Rider                                                  NA            74
Jerrold Oppenheim                                               NA            27
Jerry L. Fuller                                                 NA            32
Jerry L Maulden                                                 NA            17
Jim Rubin                                                       NA           100
Joele Frank Wilkonson Brimmer Katcher                           NA           368
John embrey                                                     NA            47
JRA Assoc                                                       NA           113
Kelly Services                                                  NA            12
Kennedy Reporting Service, Inc.                                 NA            43
Kenneth W. Mowe                                                 NA            13
KPMG Peat Marwick LLP                                           NA           205
Kronish Lieb Weiner & Hellman                                   NA           282
L&R Adjustment Co., Inc.                                        NA            55
LA State University                                             NA            24
Langevin Learning Services                                      NA            34
LEK Alcar Consulting Group                                      NA         2,511
LEK Consulting                                                  NA           400
LGK Associates, Inc.                                            NA            59
Linesoft                                                        NA            40
Lion Consulting                                                 NA            12
Liskow & Lewis                                                  NA           113
Locke Liddell & Sapp LLP                                        NA            29
Lucille Griffin                                                 NA            47
Marion E. Council PE                                            NA            37
M & I Data Services                                             NA            24
Marketing Services, Inc.                                        NA            68
Massachusetts Institute of Technology                           NA           543
Malmborg & Associates                                           NA            10
Marsh USA Inc.                                                  NA            25
Mastech                                                         NA            72
Mathes Group                                                    NA            88
Maxine Cormier                                                  NA            30
McKee Nelson Ernst & Young LLP                                  NA           512
McKinsey & Co Inc                                               NA         1,973
MCS Group                                                       NA           114
Metamor Information Technology                                  NA            23
Metco Environmental, Inc.                                       NA            70
Micon , Inc.                                                    NA           342
Miller & Chevalier                                              NA            46
Mind Cellar Consulting                                          NA            76
ML Bud Mapes & Assoc.                                           NA            12
Mobil Data Solutions Inc.                                       NA            10
Morrow & Company                                                NA           100
MS Claims Service, Inc.                                         NA            35
MS Gerber & Associates                                          NA            34
Murov & Ward PLC                                                NA            18
Murr Engineering                                                NA            46
Navigant Consulting, Inc.                                       NA           861
NOLA Computer Services, Inc.                                    NA           128
Northbridge Group                                               NA         3,313
Oakwood Corporate Group                                         NA           469
Open Access Technology                                          NA            11
Oracle Corp.                                                    NA            32
PA Consulting Group                                             NA           198
Pace Systems                                                    NA           157
Park Tower Brokerage Assoc.                                     NA            76
Parker & Assoc.                                                 NA            12
Parviz Rastgoufard PhD PE                                       NA            85
PB Power Inc.                                                   NA            20
Peoplesoft USA, Inc.                                            NA           824
Personalysis Corp.                                              NA            11
Personnel Research Associates                                   NA            44
Petrocon Engineering, Inc.                                      NA           419
Pinkerton Services Group                                        NA            13
PJM Interconnection LLC                                         NA         1,068
PMCC, Inc.                                                      NA           160
Power & Control Systems                                         NA           645
Power Engineers Inc.                                            NA           172
Power Technologies Inc.                                         NA           157
Powertech Labs                                                  NA            34
PPM Inc.                                                        NA            68
Preng DDA Power Resources                                       NA           111
Press Association, Inc.                                         NA            37
PriceWaterhouseCoopers LLP                                      NA        12,916
Public Affairs Council                                          NA            11
Public Affairs Group                                            NA            10
Public Energy Services                                          NA            68
Public Strategies Inc                                           NA           165
Putnam Hayes & Bartlett, Inc.                                   NA            64
R. Duffy Wall & Assoc.                                          NA           205
Reflection Software                                             NA           107
Regional Economic Research, Inc.                                NA            40
Repeal PUHCA Now Coalition                                      NA            65
Resource Data International                                     NA           124
RGA Labs, Inc.                                                  NA            75
RHR International Co.                                           NA           116
Richard S. Lacour CPA                                           NA            35
Risk Management Inc.                                            NA             2
RKS Research & Consulting                                       NA            49
Rodney K. Gilbreath                                             NA            73
Roger A. Morin                                                  NA            30
Roy A. Giangrosso                                               NA            48
SAP America                                                     NA         2,830
Saterley Consulting                                             NA            43
Savage Consulting Group                                         NA            26
Savage Design Group                                             NA            87
Science Applications International Corp.                        NA         7,861
Shearman & Sterling                                             NA           112
Shelton G. Cunningham Jr.                                       NA            43
Sheridan Consulting Services                                    NA            38
Sherri McConnell                                                NA            50
Sizeler Architects                                              NA            15
Skipping Stone, Inc.                                            NA           700
Sodexho Services                                                NA         1,167
Software Systems Development                                    NA           119
Sonnenschein Nath & Rosenthal                                   NA            15
Southern Media & Opinion Research Inc                           NA            54
Spectra, Inc.                                                   NA            11
SPL Laboratories                                                NA            94
Sterling Commerce Midamerica                                    NA            12
Stone & Webster Engineering                                     NA            60
Stone & Webster Management                                      NA            74
Stone Pigman Walther Wittman                                    NA            38
Stoner Associates, Inc.                                         NA            11
Strategic Business Initiatives, Inc.                            NA            24
Superior Claim Service                                          NA            24
SWR Worldwide                                                   NA            30
Tanner & Guin LLC                                               NA            12
Teknekron Infoswitch Corp.                                      NA            92
Teledyne Brown Engineering                                      NA            26
Teresa Winkler                                                  NA            13
TLG Services, Inc.                                               A            20
Towers Perrin                                                   NA            84
TQS Research                                                    NA            15
Tulane University                                               NA            47
Utilility Translation Systems, Inc.                             NA            21
Utilities International                                         NA           100
Utility Data Resources                                          NA            23
UX Consulting Co.                                               NA            14
Vanguard Communications Corp.                                   NA           150
VCI International                                               NA            60
Vedder Price Kaufman & Kammholz                                 NA            45
W Colston Leigh Inc.                                            NA            13
Waldemar S. Nelson & Co.                                        NA            31
Walk Haydel & Associates                                        NA           270
Walter E. Bond                                                  NA            10
Wayne McDonald & Associates                                     NA            11
Wharton Executive Education                                     NA           218
Xerox Business Corp.                                            NA           239
Others (107)                                                    NA         2,995
                                                                         -------
                                                      Totals             $97,852
                                                                         -------

OUTSIDE SERVICE - CONTRACT/DESIGN ENGINEERING

Aerotek                                                         NA           $18
Architecture Inc.                                               NA            19
Cromwell Truemper Levy                                          NA            31
Fact Based Mangement Inc.                                       NA            30
Gensler & Associates                                            NA            17
Quality Technical Services, Inc.                                NA            29
Universal Personnel Services                                    NA            22
WFT Architects                                                  NA            14
Other (8)                                                       NA            30
                                                                            ----
                                                      Total                 $210
                                                                            ----

OUTSIDE SERVICE - TEMPORARY EMPLOYEE SERVICES

AAP Staff Services, Inc.                                        NA           $15
Aerotek Inc                                                     NA           285
AM PM Temporary Services Inc                                    NA            50
American Express                                                NA            12
American Personnel & Temps Inc                                  NA            86
Ameritech Data Networking Solutions                             NA            41
Amicus Legal Staffing Inc                                       NA            65
Apogee Software Systems                                         NA            50
Aura Energy Corp                                                NA           354
Brooke Staffing Co., Inc.                                       NA            28
Ca Consultants Int Ltd                                          NA            25
Cross Country Staffing                                          NA            25
Data Perfect                                                    NA           108
Data Port, Inc.                                                 NA           156
Diamond Data Systems Inc                                        NA            43
Diversified Computer Consultants Llc                            NA           608
Elite Personnel Service Inc                                     NA            40
Emplifi Inc.                                                    NA            31
Enterprise Resource Mgmt Inc                                    NA            14
Express Personnel Services Inc                                  NA           216
Frontier Systems Inc                                            NA            57
Green Goblin Unlimited                                          NA            30
Highland Group Inc The                                          NA           621
Hillhouse Power Solutions                                       NA           108
Horn Wallace Cole & Co.                                         NA            16
Infinity Data Systems                                           NA           211
Information Technology Staffin                                  NA            27
Infotrain Solutions, Inc.                                       NA            18
Inroads LA, Inc.                                                NA            27
Intercede , Inc.                                                NA           109
Keenan Staffing                                                 NA            13
Kelly Temporary Services, Inc.                                  NA         1,299
Linda B. Thomas                                                 NA            15
Manpower, Inc.                                                  NA            71
Maxim Group                                                     NA            99
Metamor Information Technology Services                         NA            62
Micon, Inc.                                                     NA           225
Modis, Inc.                                                     NA            70
NOLA Computer Services                                          NA           149
NTS Technical Services Inc Div of S&W Tech Services             NA           115
Olsten Staffing Services                                        NA            14
Priority Communications                                         NA           142
Professional Temporaries USA                                    NA            74
Quality Technical Services, Inc.                                NA            22
Rita Goodman                                                    NA            46
SBC Datacomm                                                    NA            57
Science Applications International                              NA         1,350
Special Counsel                                                 NA            35
Sprint Paranet Inc                                              NA           198
Staffmark                                                       NA           387
Teksystems                                                      NA            21
Ultimate Marketing Inc                                          NA            23
Universal Com, Inc.                                             NA            41
White Amber, Inc.                                               NA            22
Wink Engineering                                                NA            21
Other (61)                                                      NA           109
                                                                          ------
                                                      Total               $8,156
                                                                          ------

OUTSIDE SERVICE - OTHER

Actural Sciences Associates                                     NA           $21
A.D. Wynne Co., Inc.                                            NA            46
Aerotek, Inc.                                                   NA            57
Aggreko, Inc.                                                   NA            18
Alistair Preston PHD                                            NA            17
Alpine Power Systems, Inc.                                      NA            29
Alstom ESCA                                                     NA         5,181
Alternative Resources Corp.                                     NA            19
Altris Software, Inc.                                           NA            54
AM PM Temporary Services, Inc.                                  NA            35
American Citadel Guard Inc                                      NA            25
American Express                                                NA            40
American Payment Systems Inc                                    NA           124
American Teleconferencing                                       NA            16
Ameritech A/C & Heating LLC                                     NA            10
AO Phillips & Associates                                        NA            42
AR Analytical Inc.                                              NA            11
Arlynne Kelleher                                                NA            18
Arrow Fence & Patio                                             NA            57
Artwork By Norris, Inc.                                         NA            16
Association Office Sytems of LA                                 NA           194
ATL Products, Inc.                                              NA            14
Atlantic Group, Inc.                                            NA            11
Audio Visual Innovations                                        NA            30
Aura Energy Corp.                                               NA            23
Barts Office Furniture Repairs Inc                              NA            36
Baton Rouge International, Inc.                                 NA           203
BROCORP                                                         NA            20
Brooke Staffing Company, Inc.                                   NA            65
Brown Cunningham & Gannuch                                      NA            32
Burns & McDonnell                                               NA            57
Burns International Security System, Inc.                       NA            13
Business Expertise                                              NA            12
Cajun Co., Inc                                                  NA            11
Carma International, Inc.                                       NA            44
Catherine P. Willems                                            NA            21
CH Fenstermarker & Associates                                   NA            43
Chem Spray South, Inc.                                          NA            11
Choice Copy Service                                             NA            20
Circle S Inc. Maintenance Service                               NA            18
CLM Services, Inc.                                              NA            12
Comdisco, Inc.                                                  NA           193
Compaq Computer Corp.                                           NA           109
Computational Systems, Inc.                                     NA            14
Computer Conditioning Corp.                                     NA            12
Cooper Power Systems, Inc.                                      NA            19
Corporate Med LLC                                               NA            13
Corporate Express Delivery System                               NA           201
Cynthia Hutchinson Communications Inc.                          NA            27
Daley Tower Service, Inc.                                       NA            18
Dana Corporation                                                NA            22
Daniel Measurement & Control, Inc.                              NA            13
Dave Tree Expert Co.                                            NA            14
Davis Fails Construction, Inc.                                  NA           373
Delaune Security, Inc.                                          NA            42
Dell Computer Systems                                           NA            48
Diversified Computer                                            NA            21
Donn Young Photography, Inc.                                    NA            74
Dow Jones & Co., Inc.                                           NA            17
DSG Technology, Inc.                                            NA            14
Earth Analytical Sciences, Inc.                                 NA            12
Edison Electric Institute                                       NA            42
Electrical Engineering                                          NA           179
Elite Personnel Service, Inc.                                   NA            26
Energyleaders.com                                               NA            45
Environmental Consultants, Inc.                                 NA            59
Epoch Online                                                    NA            46
EPRI NDE Center                                                 NA           152
Equifax                                                         NA           139
ESA Consulting Engineers                                        NA            11
Everest Group                                                   NA            33
EXP@NETS                                                        NA            11
Express Personnel Services                                      NA            19
Fact Based Management, Inc.                                     NA           590
FDSI Logistics                                                  NA           150
Finnin & Associates, Inc.                                       NA            20
First Call Corp.                                                NA            22
Fitness Expo                                                    NA            19
Fittz & Shipman, Inc.                                           NA            24
Flour Daniel, Inc.                                              NA           620
Frederick J. Brown PhD                                          NA            15
Frost Barber, Inc.                                              NA           244
FTN Associates                                                  NA            22
Fuelman Corp.                                                   NA           121
G.O.P. 2000 Mardi Gras Celebration                              NA            15
Georgine Berthelot                                              NA            12
Geoscience Engineers LLC                                        NA            14
Gerald R. Richard                                               NA            67
Global Atmospherics, Inc.                                       NA            70
Goodrum Construction                                            NA            15
Gulfatlantic Floor Systems, Inc.                                NA            41
Harvey Construction Co., Inc.                                   NA            83
HB Neild & Sons Inc.                                            NA           294
Herbert O'Donnell, Inc.                                         NA           282
Highland Group, Inc.                                            NA            17
Hill & Hill Construction Co., Inc.                              NA            47
Howard Technical Services, Inc.                                 NA            10
Hyatt Regency                                                   NA            32
ICF Resources, Inc.                                             NA            63
ICL, Inc.                                                       NA            18
IDS Scheer, Inc.                                                NA           229
Inacom                                                          NA            77
Independent Consultant Services Inc                             NA            42
Indoff, Inc.                                                    NA            44
Indus International, Inc.                                       NA         3,656
Intersearch Corp.                                               NA            21
Irby Construction Co.                                           NA            12
IT Corp.                                                        NA            66
J&J Specialty Advertising                                       NA            10
Jackson Communications                                          NA            59
Kay Electronics                                                 NA            42
Kelly Temporary Services, Inc.                                  NA           180
KFG, Inc.                                                       NA           101
Louisiana Dept. of Public Safety                                NA            10
Lantrip Construction                                            NA           353
Larry E. Ruff                                                   NA           122
Leading Learning Communities                                    NA            86
Leasetec Corp.                                                  NA           118
LECG LLC                                                        NA            94
Lexis Nexis                                                     NA            68
Linesoft                                                        NA           750
LTS Wireless                                                    NA            12
M&I Data Services                                               NA            48
M&P Constuction, Inc.                                           NA           136
Main                                                            NA            71
Management Applications                                         NA            26
Manpower, Inc.                                                  NA           206
Marks Paper Co.                                                 NA           136
Marvin Electric Service, Inc.                                   NA            52
Mathes Group                                                    NA            11
Maxim Group                                                     NA            22
McKnight Drapery                                                NA            35
Metco Environmental Inc.                                        NA           230
Michael John Deegan                                             NA            31
Micon                                                           NA            14
Mission Service Supply                                          NA            11
Monitor Labs Inc.                                               NA            12
Moran Printing, Inc.                                            NA            14
Motorola, Inc.                                                  NA            20
National Economic Research Assoc., Inc.                         NA            41
NEC America, Inc.                                               NA            30
New Energy Assoc.                                               NA           159
New Horizons Computer Learning                                  NA            10
NOLA Computer Services                                          NA            25
Nolmar Servicemaster                                            NA            83
Norstan Resale Services                                         NA           170
Nova Scotia Power, Inc.                                         NA            79
Onesource Facility Services                                     NA            11
Onsite Engineering & Management                                 NA            49
Ontario Power Technologies                                      NA            18
Opex Corp.                                                      NA            65
Orange County Flooring                                          NA            37
OSI Software Inc.                                               NA           126
OTCS, Inc.                                                      NA            65
Pace Systems                                                    NA            63
Panametrics, Inc.                                               NA            10
Parker & Associates                                             NA           105
PB Power                                                        NA            20
Periphonics Corp.                                               NA            55
Pohlman & Wilbanks Contractors, Inc.                            NA            16
Power Generation Technologies                                   NA            12
Power Industry Consultants                                      NA            21
Power Paragon, Inc.                                             NA            13
Power Technologies, Inc.                                        NA            34
Powerware Global Services                                       NA            11
PR Newswire, Inc.                                               NA            19
Productivity Point Intl.                                        NA            11
Professional Health Services                                    NA           110
Prolytix Corporation                                            NA            22
Quality Technical Services, Inc.                                NA            22
Quick Courier Services, Inc.                                    NA            37
Radian International                                            NA            20
RHR International                                               NA            49
Ridgeways, Inc.                                                 NA            69
Ritz Carlton Hotel Co.                                          NA            23
Rivel Research Group                                            NA            18
Riverbend Moving & Storage                                      NA            12
RMB Consulting & Research, Inc.                                 NA            15
Roy J. Shanker PhD                                              NA           202
Sir Speedy                                                      NA           124
Snelling Personnel Services                                     NA            24
Sonitrol                                                        NA            11
Southeast Safety & Supply                                       NA            28
Southern Tribute Fund                                           NA            10
Southwestern Bell                                               NA            51
Spectra Inc.                                                    NA            33
Star Service, Inc.                                              NA           140
Sun Interiors Ltd.                                              NA            29
System Management Software, Inc.                                NA            18
Telephone & Computer Wiring                                     NA            53
Thang Buu & Associates, Inc.                                    NA            33
Todays Office                                                   NA           139
Todd Electric, Inc.                                             NA            64
Tomba Communications                                            NA            23
Truepro Consulting Services                                     NA           314
TVA Watch                                                       NA            98
Two Way Communications, Inc                                     NA            12
TX Industrial Contractors, Inc.                                 NA            17
Universal Personnel Service Co.                                 NA            72
Universal Weather & Aviation                                    NA            46
Upton Creative Printing Co.                                     NA            65
Vegetation Management                                           NA            10
Vinson Guard Service                                            NA           340
Vocus, Inc.                                                     NA            66
Wackenhut Corp.                                                 NA            69
Waggoner Engineering, Inc.                                      NA            49
Waldemar S. Nelson & Co.                                        NA            31
Walk Haydel & Assoc., Inc.                                      NA           431
Wallace Computer Services, Inc.                                 NA            12
Waste Management, Inc.                                          NA            55
Weather Service International                                   NA            68
Webmethods, Inc.                                                NA            35
Weed Pro LLC                                                    NA            12
WEFA Group, Inc.                                                NA            35
Weiner Cort Furniture Rental                                    NA            11
Western Waterproof Co.                                          NA            38
Williams Communications Solutions                               NA            25
Williams Printing Corp.                                         NA           101
Windcrest Enterprises, Inc.                                     NA            26
Wink Engineering                                                NA            76
Woodlands Office Equities                                       NA            14
Woodson, Inc.                                                   NA           263
Woodward Clyde Consultants                                      NA            12
World Wide Winnovations                                         NA            25
Others(836)                                                     NA         4,836
                                                                         -------
                                                      Total              $28,899
                                                                         -------

                                                      Grand Total       $143,705
                                                                        ========


* The activity shown here may be duplicated in the "Other Deductions -
  Account 426.5" Schedule or the "General Advertising Expenses - Account
  930.1" Schedule.


                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 2000

                      Employee Pensions and Benefits

                              (In Thousands)

Instructions:
  Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

Description                                                          Amount

Medical & Other Benefits Under Flex Benefit Programs                 $  15,654
Savings Plan                                                             3,627
Pension Plans                                                           10,250
Employee Meetings/Functions/Awards                                       3,263
Educational Reimbursement                                                  417
Post Retirement Plan Benefits                                           11,644
Executive Supplemental Pension                                           2,952
Employee Stock Investment Plan                                              11
Other                                                                      350
                                                                      --------
                                                           TOTAL      $ 48,168
                                                                      ========


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2000

               General Advertising Expenses - Account 930.1

                            (In Thousands)

Instructions:
  Provide a listing of the amount included in Account 930.1, "General Advertising Expenses," classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

             Description                           Name of Payee Amount*                  Amount
Advertising in Newpapers, Periodicals, Goldberg Marchasano Partners                          $1,044
          Billboards, Radio, etc.      Telformation, Inc.                                        95
                                       New Orleans Brass, Inc.                                   38
                                       New Orleans Museum of Art                                 35
                                       Radisson Hotel                                            27
                                       Town of Ferriday                                          15
                                       Town of Olla                                              15
                                       Town of Roseland                                          15
                                       Washington Industrial                                     15
                                       JWG Associates, Inc.                                      11
                                       Tensas Parish Police Jury                                 10
                                       Pelican Point Golf Course, LLC                             9
                                       Louisiana Municipal Association                            8
                                       New Orleans Saints                                         8
                                       Clount Ministerial Alliance, Inc.                          8
                                       Diane Allen and Associates                                 7
                                       Blane Canada, Ltd.                                         7
                                       GMC and Co., Inc.                                          7
                                       Classic Foundation, Inc.                                   6


                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 2000

              General Advertising Expenses - Account 930.1

                               (In Thousands)

                  Description                             Name of Payee Amount*               Amount
Advertising in Newpapers, Periodicals, Adams Mark Hotel                                      $    6
          Billboards, Radio, etc.      Tiger Athletic Foundation                                  6
                                       ML Cantwell Enterprises                                    6
                                       Black Caucus Police Jury of Louisiana                      5
                                       Livingston Economic                                        5
                                       Med Week                                                   5
                                       Oucahita Enterprise Corp.                                  5
                                       Four Columns                                               5
                                       Davids Catering                                            4
                                       New Orleans Publishing Group                               3
                                       APPA Asia Meme Show                                        3
                                       Jefferson Chamber of Commerce                              3
                                       Metrovision Partnership                                    3
                                       City of Hammond                                            3
                                       City of St. Gabriel                                        3
                                       Federal Business Council, Inc.                             3
                                       Louisiana Press Association                                3
                                       Ponchatoula Chamber of Commerce                            3

Fees and expenses of advertising agencies and    Market Dynamics Research                        32
     commercial artists                          Carma International, Inc.                       18
                                                 Kass Uehling, Inc.                              16
                                                 A Bear Productions                              14
                                                 Audio Recording Corporation of Arkansas          6
                                                 Thoma & Thoma Creative Service                   5
                                                 Flake Wilkerson Market Insight                   4

Printing of Booklets, Dodgers, Bulletins, etc.   IPC Printing                                    48
                                                 White Advertising Specialty                     43
                                                 White House Promotions, Inc.                    41
                                                 Creative Graphics                               12
                                                 Mail Communications, Inc.                        7
                                                 Cajun Made Golf Products                         6
                                                 Kaeser & Blair, Inc.                             5
                                                 Ikon Office Solutions                            4
                                                 Pine Street Graphics                             4
                                                 Garrity Printing, Inc.                           4
                                                 Digital Press & Graphics, LLC.                   4

Supplies & Expenses in Preparing Advertising     US Postal Service                                5
          Materials

Employee Expenses                                Payroll                                         38

Others                                           Others (171)                                   130
                                                                                             ------
                                                 Total                                       $1,900
                                                                                             ======

* The activity shown here may be duplicated in the "Outside Services Employed" Schedule.

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2000

                     Miscellaneous General Expenses

                             (In Thousands)

Instructions:
  Provide a listing of the amount included in "Miscellaneous General Expenses," classifying such expenses according to their nature. Payments and expenses permitted by Section 321(b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976
  (2 U.S.C. SS441(b)(2)) shall be separately classified.

                      Description                          Amount

Employee development                                     $    1,095
Employee relocation and outplacement                          4,671
Applicant expenses                                            1,000
Industry Association Dues / Corporate Memberships             2,480
Other corporate expenses                                      3,209

                                                          ---------
                                                  TOTAL   $  12,455
                                                          =========

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2000

                                 Rents

                            (In Thousands)

Instructions.
  Provide a listing of the amount included "Rents," classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

                   Type of Property                        Amount

Building & Property                                      $   19,705
Equipment & Facilities                                        2,397
Computer hardware                                             7,568
Computer software                                            11,054
Other                                                         1,759

                                                         ----------
                                                  TOTAL  $   42,483
                                                         ==========

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2000

                    Taxes Other Than Income Taxes

                            (In Thousands)

Instructions:
  Provide an analysis of "Taxes Other Than Income Taxes." Separate the analysis into two groups: (1) other than U.S. Government taxes, and
  (2) U.S. Government taxes.   Specify each of the various kinds of
  taxes and show the amounts thereof. Provide a subtotal for each class of tax.

       Kind of Tax                                         Amount

   Taxes Other Than U.S. Government Taxes
     Property taxes                                        $  2,300
     Unemployment taxes                                         213
     Other taxes                                              2,031
                                                           --------
                                                  Total    $  4,544
   U.S. Government Taxes                                   --------
     FICA taxes                                              12,748
     Unemployment taxes                                         185
                                                           --------
                                                  Total    $ 12,933
                                                           --------
                                                  TOTAL    $ 17,477
                                                           ========

                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 2000

                        Donations - Account 426.1

                             (In Thousands)

Instructions:
  Provide a listing of the amount included in Account 426.1, "Donations," classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be in lieu of details.


          Name of Recipient                       Purpose of Donation             Amount
Donations:
United Way                              Annual Support                           $     511
William J. Clinton Presidential         Building Fund Contribution                     250
  Library Fund
Ursuline Academy                        Corporate Sponsorship                          100
Democratic National Committee           Building Fund Contribution                      67
National Republican Senatorial CommitteeBuilding Fund Contribution                      25
Eisenhower Building Fund                Building Fund Contribution                      15
Business Institute                      Building Fund Contribution                      10
NRCC Building Fund                      Building Fund Contribution                      10
Foundation for the National Archives    Corporate Sponsorship                            9
Waterfall 2000                          Corporate Sponsorship                            6
Cancer Research Foundation of America   Corporate Sponsorship                            5
Council for a Better Louisiana          Corporate Sponsorship                            5
Institute for Public Relations          Corporate Sponsorship                            5
Juvenile Diabetes Foundation            Corporate Sponsorship                            5
Keystone Center                         Corporate Sponsorship                            5
MS Gala                                 Corporate Sponsorship                            5
Operation Hope, Inc.                    Corporate Sponsorship                            5
Longue Vue House & Gardens              Corporate Sponsorship                            4
Young Leadership Council                Corporate Sponsorship                            3
Others (19)                                                                             19


Employee Services:
Manage Contributions                                                                   566

                                                                                    ------
                                                                   TOTAL            $1,630
                                                                                    ======


               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2000

                   Other Deductions - Account 426.5

                            (In Thousands)



Instruction:
 Provide a listing of the amount included in Account 426.5, "Other Deductions," classifying such expenses according to their nature.

             Description                        Name of Payee *               Amount
Restructuring Costs - Transition to   Alltel Mobil Communications                    $1
Competition                           Association of Electric Companies of           57
                                        Louisiana
                                      AT&T Teleconference Service                     7
                                      B. Lehman & Associates, Inc.                    5
                                      Bill Sanchez                                   12
                                      C. Lyle Barney Consulting                      42
                                      Creative Communications, Inc.                  30
                                      Harry L. Benoit                                15
                                      J. Cal Inc.                                    12
                                      Marketing Services, Inc.                       68
                                      Maxine Cormier                                 26
                                      ML Bud Mapes & Associates                      12
                                      The Preceptor Co.                               1
                                      Sherri McConnell, Inc.                         50
                                      Southern Media & Opinion                       48
                                      Strategic Business Initiatives, Inc.           24
                                      VCI International                              60
                                      Xerox Business Corporation                      3
                                      Employee Benefits                              16
                                      Employee Expenses                               7
                                      Overhead                                       21
                                      Payroll                                        73
                                      Payroll Taxes                                   5
                                      Various Vendors (11)                            4

Perform Executive Functions           Contract Work                                 160
                                      Miscellaneous Income Deduction                 28
                                      Various Vendors                                10

Perform Lobbying Activities           Payroll                                        57
                                      Employee Benefits                               9
                                      Employee Expenses                              24
                                      Payroll Taxes                                   4

Conduct Flight Operations             Employee Expenses                             238

Develop and Administer Business Plans Miscellaneous Income Deduction                 39
                                      Public Relation Expenses                        5
                                      Various Vendors                                 1

Manage Governmental  Affairs          Public Relation Expenses                       21

Manage Wholesale Transactions         Public Relation Expenses                        7
                                      Miscellaneous General Expenses                  8
                                      Employee Expenses                              10

Other Expenses                        Various Vendors                               310

                                                                                 ------
                                                                 TOTAL           $1,530
                                                                                 ======
* The activity shown here may be duplicated in the "Outside Services
  Employed" Schedule.





                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2000

             Schedule XVIII - Notes to Statement of Income

Instructions:
  The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increases in services rendered or expenses incurred during the year.
  Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

  See Notes to Financial Statements on Pages 14-A through 14-F.

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2000

                         Organization Charts


                           See page 29 - A






               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                        Methods of Allocation


                    See pages 29 - B thru 29 - D






               ANNUAL REPORT OF ENTERGY SERVICES, INC.

     Annual Statement of Compensation for Use of Capital Billed


                              - None -

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2000

                         Organization Charts



Chairman

     Corporate
          Human Resources & Administration
          Legal
          Public Relations & Affairs
          Transition Projects
          Domestic Operations

     Finance
          Chief Financial Officer
          Information Technology
          Finance Operations Center
          Supply Chain

     Retail Services

     Nuclear

     Regulated Operations

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2000

                        Methods of Allocation

Note: Each allocation formula is based on data relevant to the participating Client Companies to whom the services are provided and the department providing the service.

Energy Sales
   Based on total kilowatt-hours of energy sold to consumers.

Customers
   Based  on  a  twelve-month  average  of  Residential,  Commercial,
   Industrial,    Government   and   Municipal    general    business
   electric/gas customers.

Employees
   Based on the number of full time employees at year-end.

Responsibility Ratio
   The Responsibility Ratio of a company is the ratio of the company's load at time of system peak load. The peak load is the average of the twelve monthly highest clock hour demands in kilowatts of the Company's interconnected system, occurring each month coincident with the System peak load, during the twelve-month period ending with the current month.

Composite - Transmission, Distribution/Customer Service
   Based on four components of equal weighting: kilowatt-hour energy sales; average customers; number of distribution and customer service/support employees; and the Transmission/Substation Composite Allocation Method

Transmission Line Miles
   Based on the number of miles of transmission lines, weighted for design voltage. (Voltage [ 400kv = 1, Voltage ] = 400kv = 2)

Substations
   Distribution Substations is based on the number of high voltage substations weighted for voltage. (Voltage [ 500kv = 1, Voltage ]= 500kv = 2)

Composite - Transmission Line Miles and Substations
   Based  on  two  components: Transmission line  miles  with  a  30%
   weighting  and the number of high voltage substations with  a  70%
   weighting.

Gas Consumption
   Based on the volume of natural gas consumed annually by all gas fired generating units within the Entergy system.

Income and Deduction Ratio
   Based on the previous years federal income tax return, total income plus total deductions.

Level of Service
   Based on Entergy Services' total billings to each Client Company excluding corporate overhead.

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2000

                        Methods of Allocation

System Capacity
   Based on the power level, rated in kilowatts, that could be achieved if all generating units were operating at maximum capability simultaneously.

Labor Dollars Billed
   Based on total labor dollars billed to each company.

Distribution Line Miles
   Based on the number of miles of distribution lines of 34.5kv or less.

Coal Consumption
   Based on the quantity of tons of coal delivered annually to each coal plant within the Entergy System.

Accounts Payable Transactions
   Based on the number of accounts payable transactions processed annually for each Entergy System Company.

Square Footage
   Based on square footage occupied by ESI functional business units.

Insurance Premiums (Non-Nuclear)
   Based on non-nuclear insurance premiums.

Asset Records
   Based on the number of asset records at period end.

Average Outstanding Capital Expenditure Authorizations (CEAs)
   Based on a twelve-month average of outstanding CEAs.

Total Assets
   Based on total assets at period end.

Bank Accounts
   Based on the number of bank accounts and quick payment centers at period end.

Computer Usage Composite
   Based  on  three  components: Customers (52%  weighting),  General
   Ledger   Transactions   (29%   weighting)   and   Employees   (19%
   weighting), with weighting based on historical usage.

General Ledger Transactions
   Based on the number of general ledger transactions for the period.

Fiber
   Based on capacity and use of the Entergy System's fiber optic network.

Paychecks
   Based on the number of paychecks issued to each Legal Entity.

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2000

                        Methods of Allocation

Transition to Competition
     Based on a twelve-month average of Residential, Commercial, Industrial, Government, and Municipal general business of gas and/or electric.

Telephones
     Based on the number of telephones within each Legal Entity at period end.

Nuclear Units/Nuclear Sites
     Based on the number of nuclear units managed and operated by each Entergy System Company.

Call Centers
     Based on the number of customer calls for each Legal Entity at period end.

Accounts Receivable Invoices
     Based on the number of accounts receivable invoices processed annually for each Entergy System Company.

Property and Liability Paid Losses
     Based on a five-year annual average of the property and liability losses paid by the system companies.

Composite - Supply Chain (Number of Transactions, Stockroom Count and
 Procurement Total Spending)
     Based on three components with weighting to each: number of transactions weighting 37.5%, stockroom count weighting 37.5%, and procurement total spending weighting 25%.

Supply Chain - Inventory Management Fossil, Transmission, and
 Distribution Issues/Transfers and Returns
     Based on the number of issues, transfers, and return transactions for each Legal Entity at period end.

Supply Chain - Procurement Total Spending
     Based on the dollar amount of procurement spending within each Legal Entity at period end.

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2000

                              Appendix

            Information in Compliance With Item 4 of SEC
                   Letter Dated December 29, 1986

                           (In Thousands)


                                                                   Amount
Cost of services charged to project codes established to track cost of functions per formed by System Fuels, Inc. (SFI) personnel transferred to Entergy Services, Inc.
(Entergy Services).

Direct Cost:
    Labor and related cost                                          $ 72
    Other direct cost                                                 24
Indirect cost                                                         17
                                                                    ----
    Total                                                            113
                                                                    ----
Cost of services charged to work codes not
related to the transfer of SFI personnel                             663
                                                                  ------
Total cost of services performed by Entergy                       $  776
 Services and billed to SFI                                       ======




Amounts billed to Operating Companies for Fuel Oil                $  426
 Program*

Deferred Cost/Services                                                 -

Charged to Nuclear Fuel Inventory                                    350

Charged to Gas and Oil Development and Production Program              -
                                                                 -------
Total                                                            $   776
                                                                 =======



* Amounts charged to the Fuel Oil Program as a component of period cost. For 2000, based on monthly averages, period costs were allocated 10% to Entergy Arkansas, Inc. (EAI), 51% to Entergy Louisiana, Inc. (ELI), 29% to Entergy Mississippi, Inc. (EMI), and 10% to Entergy New Orleans, Inc. (ENOI).

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2000

                              Appendix

            Information in Compliance With Item 4 of SEC
                   Letter Dated December 29, 1986

Allocation of Indirect Cost

Indirect cost is comprised of labor loading and variable overhead. The labor loading and variable overhead are allocated to project codes on the basis of labor dollars charged to each project code.

Fuel Department Cost

The labor costs of Entergy Services personnel performing work for SFI are recorded by a process similar to all other costs incurred by Entergy Services. Various Project Codes have been established at Entergy Services to track the cost of functions performed by Entergy Services personnel for SFI matters which are billed 100% to SFI.

Services Provided

The Finance Operations Center provides accounting services to SFI in the following areas: financial and operating information services, accounting services relative to SFI's owned and leased properties, fuel oil inventory accounting, nuclear fuel inventory accounting, disbursements of royalties and revenues to joint venture partners, billing of fuels and services provided to the Operating Companies, assist in the coordination and preparation of budgets and forecasts for SFI, provides data required by various regulatory and other agencies, and provides accounts payable services.

The Energy Management Organization (EMO) provides services that include operation and supervision and maintenance of fuel oil facilities.

Changes in Organization

As previously reported, the System's fuel planning and procurement administration was reorganized during 1988, which redefined the fuels management roles and placed the responsibility for most fuel procurement decisions with the Entergy Corporation System Executives.

In general, the Operating Companies execute and administer power plant gas and coal contracts under an acquisition and administration policy. Financing nuclear fuel inventory and fuel oil inventory and facilities, and accounting functions related to these continuing activities are still performed by Entergy Services personnel.

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                          Signature Clause

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                                    Entergy Services, Inc.
                                   (Name of Reporting Company)



                              By:            /s/ Nathan E. Langston
                                      (Signature of Signing Officer)


                              Nathan E. Langston
                              Vice President and Chief Accounting Officer
                              (Printed Name and Title of Signing Officer)


Date:             April 26, 2001



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